EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Paul C. Hudson, President/CEO
Alvin D. Kang, CFO
(323) 634-1700
www.broadwayfed.com

Broadway Financial Corporation Reports 23% Increase in Second Quarter

Net Earnings

LOS ANGELES, CA – (BUSINESS WIRE) – July 28, 2004 – Broadway Financial Corporation (the “Company”) (NASDAQ Small-Cap: BYFC), the holding company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported net earnings of $437,000 and $904,000, or $0.27 and $0.51 per diluted share, for the three and six months ended June 30, 2004, compared to $356,000 and $720,000, or $0.18 and $0.36 per diluted share, respectively, for the three and six months ended June 30, 2003. Compared to 2003, second quarter net earnings increased 22.75% and net earnings for the six months increased 25.56%. The increase in earnings per share is the result of the stock buyback transaction in the first quarter of 2004.

President Paul C. Hudson stated, “Management continues to focus on growing loan originations as the primary driver of earnings.” He noted that, “Second quarter originations of $35.5 million exceeded first quarter production by $2.3 million or 6.93%, and net loans receivable, including loan sales of $8.5 million, grew by $17.6 million for the quarter, once again exceeding our targeted growth of $15.0 million.” Hudson went on to state, “We will continue to focus on growing our loan portfolio with adjustable rate assets, and we will closely monitor credit quality as this rising rate environment takes hold.”

Net Earnings

The increase in net earnings, comparing 2004 to 2003, was primarily attributable to the increase in net interest income and non-interest income, offset by an increase in non-interest expense. Net interest income increased $268,000 and $558,000, or 12.78% and 13.44%, respectively, for the three and six months ended June 30, 2004, compared to the same periods in 2003. Non-interest income increased $19,000 and $111,000, or 5.49% and 17.48%, respectively, for the three and six months ended June 30, 2004, compared to the same periods in 2003. Non-interest expense increased $141,000 and $340,000, or 7.58% and 9.42%, respectively, for the three and six months ended June 30, 2004, compared to the same periods in 2003.

Net Interest Income

Net interest income increased to $2.4 million and $4.7 million for the three and six months ended June 30, 2004, from $2.1 million and $4.2 million for the same periods in 2003. A six-month rate/volume analysis indicates that the $558,000 increase in net interest income was primarily attributable to the impact of the growth in average interest-earning assets of $31.0 million, or 15.10%, and interest-bearing liabilities of $32.8 million, or 17.03%, which resulted in an increase in net interest income of $856,000 (volume impact), offset by the impact of a decrease in the net interest rate spread of 2 basis points (rate impact), which resulted in a decrease in net interest income of $298,000.

Gross loan originations were $35.5 million and $68.7 million for the three and six months ended June 30, 2004, compared to $11.3 million and $19.0 million for the same periods in 2003. Loan purchases totaled $1.9 million for the three and six months ended June 30, 2004, compared to $14.2 million for the first quarter of 2003. There were no mortgage-backed securities (“MBS”) purchases for the three and six months ended June 30, 2004, compared to $10.0 million and $12.0 million for the same periods in 2003. Loan prepayments amounted to $10.9 million and $21.4 million for the three and six months ended June 30, 2004, compared to $14.4 million and $23.1 million for the same periods in 2003. The drop in loan prepayments in the second quarter of 2004 reflects the effect of rising interest rates. If rates continue to rise during the remainder of the year, prepayments may be expected to continue to decrease.

Interest-bearing liabilities increased $12.5 million during the second quarter and were primarily attributable to the net effect of an increase in Federal Home Loan Bank (“FHLB”) advances of $15.3 million, offset by a decrease in deposits of $2.7 million. The decrease in deposits is primarily due to the withdrawal of $3.0 million by a non-profit organization, which we anticipate will be redeposited in the third quarter. For the six months ended June 30, 2004, interest-bearing liabilities increased $27.7 million comprised of a $4.1 million increase in deposits, a $17.6 million increase in FHLB advances and a $6.0 million issuance of junior subordinated debentures.

The net interest rate spread for the three and six months ended June 30, 2004 was 3.82% and 3.91%, respectively, compared to 3.88% and 3.93%, respectively, for the same periods in 2003. The 6 and 2 basis points decreases in spread were attributable to the larger decline in the weighted average yield on interest-earning assets compared to the decline in the weighted average cost of funds on interest-bearing liabilities. The yield on interest-earning assets declined 15 and 23 basis points to 5.66% and 5.72%, respectively, for the three and six months ended June 30, 2004 from 5.81% and 5.95%, respectively, for the same periods in 2003. The weighted average cost of funds declined 9 and 21 basis points to 1.84% and 1.81%, respectively, for the three and six months ended June 30, 2004 compared to 1.93% and 2.02% for the same periods in 2003. The primary spread (weighted average interest rate on loans minus weighted average interest rate on deposits) at June 30, 2004 was 4.07% compared to 4.73% at June 30, 2003, a decline of 66 basis points.

Non-interest Income

Total non-interest income increased to $365,000 and $746,000 for the three and six months ended June 30, 2004, from $346,000 and $635,000 for the same periods in 2003. The $19,000 increase for the second quarter was primarily attributable to an $86,000 gain on sale of $8.5 million of loans held for sale, offset by an $8,000 loss on sale of securities and a $62,000 decrease in service charges. The $62,000 decrease in service charges was primarily attributable to the Bank exiting its cash delivery services to check cashing businesses as a risk reduction measure.

Non-interest Expense

Total non-interest expense increased to $2.0 million and $4.0 million for the three and six months ended June 30, 2004 from $1.9 million and $3.6 million for the same periods in 2003. The $141,000 increase for the second quarter was primarily attributable to increases in compensation and benefits costs, principally higher performance bonus accruals.

Allowance for Loan Losses

The allowance for loan losses as a percentage of gross loans was 0.57% at June 30, 2004, compared to 0.67% at December 31, 2003 and 0.92% at June 30, 2003. The Bank’s non-performing assets to total assets ratio was 0.03 % at June 30, 2004, compared to 0.03% at December 31, 2003 and 0.04% at June 30, 2003. At June 30, 2004, the Bank had no loans in foreclosure or REO (real estate owned) properties. Non-performing assets, which also include total loans delinquent 90 or more days, amounted to $79,000 at June 30, 2004, compared to $80,000 at June 30, 2003.

Deposits

Total deposits increased $4.1 million, or 2.30%, to $184.0 million from $179.9 million at December 31, 2003. Core deposits (NOW, demand, money market and passbook accounts) increased by $5.9 million during the first six months of 2004. At June 30, 2004, core deposits represented 45.02% of total deposits, compared to 42.77% at December 31, 2003 and 44.59% at June 30, 2003. Management has focused on increasing core deposit customers, extending deposit maturities on time deposits, and closely managing the Bank’s cost of deposits.

Performance Ratios

For the three months ended June 30, 2004, the Company’s return on average equity increased to 12.79%, compared to 8.03% for the same period in 2003. The return on average assets also increased to 0.69% for the three months ended June 30, 2004, compared to 0.65% for the same period in 2003. The ratio of non-interest expense to average assets improved to 3.18% for the three months ended June 30, 2004, compared to 3.41% for the same period in 2003. The efficiency ratio improved to 73.33% in second quarter 2004, compared to 76.18% in second quarter 2003.

Dividends

As previously announced, the Company increased its quarterly dividend on common stock to $0.05 per share effective with the July 30, 2004 payment.

About us

Broadway Federal Bank, f.s.b. is a community-oriented savings bank, which primarily originates residential mortgage loans and conducts funds acquisition in the geographic areas known as Mid-City and South Los Angeles. The Bank operates four full service branches, three in the city of Los Angeles, and one located in the nearby city of Inglewood, California. At June 30, 2004, the Bank met the capital requirements necessary to be deemed “well capitalized” for regulatory capital purposes.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfed.com.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	June 30, 2004	December 31, 2003
Assets
Cash	$3,327	$5,029
Federal funds sold	900	2,600
Investment securities available for sale	5,988	—
Investment securities held to maturity	2,000	3,996
Mortgage-backed securities available for sale, at fair value	—	9,122
Mortgage-backed securities held to maturity	4,350	6,317
Loans receivable held for sale, at lower of cost or fair value	—	1,671
Loans receivable, net	227,661	192,116
Accrued interest receivable	917	883
Investments in capital stock of Federal Home Loan Bank, at cost	2,200	1,789
Office properties and equipment, net	5,492	5,603
Other assets	850	689

Total assets	$253,685	$229,815

Liabilities and stockholders’ equity
Deposits	$184,041	$179,907
Advances from Federal Home Loan Bank	46,065	28,502
Junior subordinated debentures	6,000	—
Advance payments by borrowers for taxes and insurance	418	324
Deferred income taxes	1,058	1,019
Other liabilities	1,838	1,872

Total liabilities	239,420	211,624

Stockholders’ Equity:
Preferred non-convertible, non-cumulative, and non-voting stock, $.01par value, authorized 1,000,000 shares; issued and outstanding 55,199 shares of Series A and 100,000 shares of Series B at June 30, 2004 and December 31, 2003	2	2
Common stock, $.01 par value, authorized 3,000,000 shares; issued and outstanding 1,500,073 shares at June 30, 2004 and 1,832,507 shares at December 31, 2003	10	10
Additional paid-in capital	10,524	10,507
Accumulated other comprehensive loss, net of taxes	(7)	(68)
Retained earnings-substantially restricted	8,946	8,207
Treasury stock-at cost, 368,869 shares at June 30, 2004 and 36,435 shares at December 31, 2003	(5,142)	(375)
Unearned Employee Stock Ownership Plan shares	(68)	(92)

Total stockholders’ equity	14,265	18,191

Total liabilities and stockholders’ equity	$253,685	$229,815

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Earnings

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2004	2003	2004	2003
Interest on loans receivable	$3,285	$2,569	$6,397	$5,113
Interest on investment securities	56	37	102	103
Interest on mortgage-backed securities	67	404	193	808
Other interest income	35	37	62	75

Total interest income	3,443	3,047	6,754	6,099

Interest on deposits	791	764	1,574	1,585
Interest on borrowings	287	186	470	362

Total interest expense	1,078	950	2,044	1,947

Net interest income	2,365	2,097	4,710	4,152

Non-interest income:
Service charges	269	331	533	601
Net gains on sale of loans and securities available for sale	77	5	174	18
Other	19	10	39	16

Total non-interest income	365	346	746	635

Non-interest expense:
Compensation and benefits	1,160	1,020	2,317	1,934
Occupancy expense, net	275	251	530	509
Information services	166	126	332	256
Professional services	124	107	246	268
Office services and supplies	94	108	199	210
Other	183	249	326	433

Total non-interest expense	2,002	1,861	3,950	3,610

Earnings before income taxes	728	582	1,506	1,177
Income taxes	291	226	602	457

Net earnings	$437	$356	$904	$720

Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on securities available for sale	$(12)	$387	$207	$404
Reclassification of realized net gains (loss) included in net earnings	—	—	(108)	—
Income tax benefit (expense)	5	(153)	(38)	(154)

Other comprehensive income (loss), net of tax	(7)	234	61	250

Comprehensive earnings	$430	$590	$965	$970

Net earnings	$437	$356	$904	$720
Dividends paid on preferred stock	(19)	(19)	(38)	(38)

Earnings available to common shareholders	$418	$337	$866	$682

Earnings per share-basic	$0.28	$0.19	$0.54	$0.38
Earnings per share-diluted	$0.27	$0.18	$0.51	$0.36
Dividend declared per share-common stock	$0.05	$0.04	$0.09	$0.08
Basic weighted average shares outstanding	1,470,702	1,794,153	1,611,361	1,790,925
Diluted weighted average shares outstanding	1,563,834	1,889,532	1,708,699	1,884,063

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Selected Ratios and Data

(Dollars in thousands)

	As of June 30,
	2004	2003
Broadway Federal Bank, f.s.b.

Regulatory Capital Ratios:

Tangible capital	7.28%	7.52%
Core capital	7.28%	7.52%
Total Risk-Based capital	10.64%	14.02%

Asset Quality Ratios and Data:

Non-performing loans as a percentage of total gross loans	0.03%	0.05%

Non-performing assets as a percentage of total assets	0.03%	0.04%

Allowance for loan losses as a percentage of total gross loans	0.57%	0.92%

Allowance for loan losses as a percentage of non-performing loans	1,660.76%	1,786.25%

Allowance for losses as a percentage of non-performing assets	1,660.76%	1,786.25%

Non-performing assets:

Non-accrual loans	$79	$80
Real estate acquired through foreclosure	—	—

Total non-performing assets	$79	$80

	Three Months ended June 30,		Six Months ended June 30,
	2004	2003	2004	2003
Performance Ratios:

Return on average assets	0.69%	0.65%	0.74%	0.67%
Return on average equity	12.79%	8.03%	11.89%	8.31%
Average equity to average assets	5.43%	8.12%	6.23%	8.12%
Non-interest expense to average assets	3.18%	3.41%	3.24%	3.38%
Efficiency ratio (1)	73.33%	76.18%	72.40%	75.41%
Net interest rate spread (2)	3.82%	3.88%	3.91%	3.93%
Effective net interest rate spread (3)	3.89%	4.00%	3.99%	4.05%

(1)	Efficiency ratio represents non-interest expense divided by net interest income plus non-interest income.
(2)	Net interest rate spread represents the difference between yield on average interest-earning assets and the cost of interest-bearing liabilities.
(3)	Effective net interest rate spread represents net interest income as a percentage of average interest-earning assets.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Support for Calculations

(Dollars in thousands)

	Three Months ended June 30,		Six Months ended June 30,
	2004	2003	2004	2003
Total assets	$253,685	$216,493	$253,685	$216,493
Total gross loans	$229,736	$155,237	$229,736	$155,237
Total equity	$14,265	$17,805	$14,265	$17,805
Average assets	$251,671	$218,376	$244,116	$213,434
Average loans	$220,928	$154,259	$212,509	$150,470
Average equity	$13,669	$17,741	$15,201	$17,334
Average interest-earning assets	$243,465	$209,901	$235,970	$205,016
Average interest-bearing liabilities	$234,845	$196,910	$225,587	$192,763
Net income	$437	$356	$904	$720
Total income	$2,730	$2,443	$5,456	$4,787
Non-interest expense	$2,002	$1,861	$3,950	$3,610
Efficiency ratio	73.33%	76.18%	72.40%	75.41%
Non-accrual loans	$79	$80	$79	$80
REO, net	$—	$—	$—	$—
ALLL	$1,312	$1,429	$1,312	$1,429
REO-Allowance	$—	$—	$—	$—
Interest income	$3,443	$3,047	$6,754	$6,099
Interest expense	$1,078	$950	$2,044	$1,947
Net interest income	$2,365	$2,097	$4,710	$4,152